UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 19, 2013 (December 13, 2013)

NEW ENTERPRISE STONE & LIME CO., INC.

(Exact name of registrant as specified in charter)

DELAWARE	333-176538	23-1374051
(State or Other Jurisdiction of Incorporation or Organization)	(Commission file number)	(I.R.S. Employer Identification Number)

3912 Brumbaugh Road

P.O. Box 77

New Enterprise, PA 16664

(Address of principal executive offices)

(814) 766-2211

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                           Entry into a Material Definitive Agreement.

On December 13, 2013, New Enterprise Stone & Lime Co., Inc. (the “Company”) entered into Amendment No. 4 to Credit Agreement (the “Amendment”) with Manufacturers and Traders Trust Company as Agent (“M&T” or the “Agent”), the lenders party thereto and the subsidiary guarantors party thereto, containing modifications which it negotiated with Fortress Credit Corp. (the “New Lender”) to the Credit Agreement dated March 15, 2012 (as amended by the Amendment and as previously amended, the “Credit Agreement”) among the Company, the lenders from time to time party thereto, and the Agent.  In connection with the Amendment, the New Lender agreed to an assignment of all of the outstanding loans and commitments under the Credit Agreement by M&T to the New Lender.

The Amendment retains the overall $145 million amount of the credit facility by providing a term loan in the amount of $85 million, with a revolving credit commitment of $60 million.  The Company had approximately $50 million outstanding under the Credit Agreement immediately prior to the Amendment.

The combined term loan and revolving credit borrowings will continue to be subject to a borrowing base formula.  The Amendment increases the advance rates that are applicable while the fixed charge coverage ratio (as defined in the Credit Agreement) is less than 1.00 to 1.00 as follows: (i) as to eligible accounts receivable, from 70% to 77.5%; and (ii) as to eligible inventory, from 40% to 50%.  The advance rates as to eligible real estate remains the same.  In addition, the Amendment retains the March 15, 2017 maturity date.

The Amendment extends the date after which the Company must comply with a fixed charge coverage ratio of 1.00 to 1.00 if it does not maintain minimum excess availability of $25 million by one year, until November 30, 2015.

The Amendment also terminates the fee letter and supplemental fee letter between M&T and the Company, which letters purported to give M&T the ability to modify the terms of the Credit Agreement, subject to certain limitations.  The Amendment further removes the obligation that the Company’s previously disclosed business plan focused on cost reductions and operational efficiencies must be reasonably acceptable in scope, timing and process to M&T.

Outstanding balances under the term loan and the revolving credit facility will bear interest at a rate per annum equal to, at the Company’s option, either (a) a base rate plus 5.0% or (b) a LIBOR rate (but not less than 1.25%) plus 7.0%.  The unused portion of the revolving credit commitment will be subject to a commitment fee at a rate of 2.00% per annum.

Until M&T is replaced as the letter of credit issuing bank under the Credit Agreement, the letter of credit sublimit under the Credit Agreement is reduced from $15 million to $12.5 million, but the Amendment gives the Company the ability to obtain letters of credit from third parties to compensate for such reduction.  To the extent that the Company posts cash collateral in order to procure the issuance of letters of credit (either under the Credit Agreement or by third parties up to agreed limits), there will be an increase in the borrowing base equal to the amount by which such cash collateral exceeds the face amount of such letters of credit, not to exceed 3% of the face amount of such letters of credit.  M&T is obligated to remain as Issuing Bank and Agent until March 31, 2014 unless a replacement issuing bank or successor agent, as applicable, has been appointed, and to provide cash management services to the Company until the six month anniversary of the Amendment effective date.  The Amendment removes the swing line facility.

While the Company believes that the amended Credit Agreement will allow it to meet its longer term liquidity requirements, it continues its previously announced efforts to refinance the credit facility in order to obtain increased liquidity at lower cost. There can be no assurances that the Company will be able to obtain such refinancing on favorable terms or at all.  The Company will pay a 1% prepayment premium if it refinances the credit facility on or prior to January 31, 2014 (or on or prior to February 14, 2014 if the Company has posted a non-refundable deposit equal to such prepayment premium by January 31, 2014).  The following premiums otherwise apply to prepayments of the term loan and reductions of the revolving commitments: (w) five percent (5.00%) on or prior to the first anniversary of the Amendment effective date, (x) three percent (3.00%) after the first anniversary of the Amendment effective date but on or prior to the second anniversary of the Amendment effective date, (y) one percent (1.00%) after the second anniversary of the Amendment effective date but on or prior to the third anniversary of the Amendment effective date and (z) zero percent (0%) after the third anniversary of the Amendment effective date.

In connection with certain mandatory prepayments of the term loan, there will be an increase to the revolving credit commitments in the amount of such prepayments to preserve availability under the Credit Agreement.

The foregoing is not a complete discussion of the Amendment and is qualified in its entirety by reference to the full text of the Amendment attached to this Current Report on Form 8-K as Exhibit 10.1, which is incorporated by reference herein.

Item 9.01                                           Financial Statements and Exhibits.

d) Exhibits.

No.	Description

10.1

Amendment No. 4 to Credit Agreement, dated as of December 13, 2013, by and among New Enterprise Stone & Lime Co., Inc., as Borrower, the subsidiary guarantors party thereto, Manufacturers and Traders Trust Company, as Agent and the other lender parties signatory thereto (includes Exhibit A to Amendment No 4, the amended and restated Credit Agreement).

Signatures

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

NEW ENTERPRISE STONE & LIME CO., INC.

	By:	/s/ Paul I. Detwiler, III
Paul I. Detwiler, III
President, Chief Executive Officer and Secretary

Date: December 19, 2013

EXHIBIT INDEX

No.	Description

10.1

Amendment No. 4 to Credit Agreement, dated as of December 13, 2013, by and among New Enterprise Stone & Lime Co., Inc., as Borrower, the subsidiary guarantors party thereto, Manufacturers and Traders Trust Company, as Agent and the other lender parties signatory thereto (includes Exhibit A to Amendment No 4, the amended and restated Credit Agreement).